EXHIBIT 10.1

EXECUTIVE ANNUAL INCENTIVE PLAN
Amended and Restated – October 1, 2015

Prepared by: /s/ Christoper L. Hinton 9/28/15
Christopher L. Hinton, VP Compensation & Benefits     Date

Validation Date: 09/25/2015
Review Frequency: 5 years
Validated By: Donna Golden

SECTION 6

DETERMINATION OF AWARDS...........................................................................	6
6.1 Eligibility................................................................................................	6
6.2 EAIP Opportunity...................................................................................	7
6.3 Scorecard Achievement........................................................................	7
6.4 Corporate Multiplier...............................................................................	7
6.5 Individual Performance Multiplier..........................................................	8
6.6 Award Calculation.................................................................................	8
6.7 Award Adjustment.................................................................................	8
6.8 Change in Position................................................................................	8
6.9 Termination Prior to End of Performance Cycle....................................	8

SECTION 7

PAYMENT OF AWARDS.......................................................................................	9

SECTION 8

DEFERRAL ELECTION OPTION..........................................................................	9
8.1 Eligibility for Deferral for Existing Employees........................................	9
8.2 Eligibility for Deferral for New Hires......................................................	10

SECTION 9

PLAN ADMINISTRATION......................................................................................	11
9.1 Authority of Plan Administrator..............................................................	11
9.2 Determinations by Plan Administrator...................................................	12

SECTION 10

ADMENDMENT OR TERMINATION OF THE PLAN............................................	12

SECTION 11

GENERAL PROVISIONS......................................................................................	12
11.1 TVA Compensation Plan.......................................................................	12
11.2 Non-Transferability of Rights and Interests...........................................	12
11.3 Sources of Payments............................................................................	13
11.4 Severability............................................................................................	13
11.5 Limitations of Rights..............................................................................	13
11.6 Titles......................................................................................................	13
11.7 Governing Law......................................................................................	14
11.8 Authorized Representatives..................................................................	14
11.9 Certain Rights and Limitations..............................................................	14
11.10 Compliance with Section 409A.............................................................	14
11.11 Tax Withholding.....................................................................................	15

1.	PURPOSE AND SCOPE

1.1
Establishment. The Tennessee Valley Authority (“TVA”) hereby amends and restates in its entirety its short-term incentive program for officers and executives, which shall be known as the “Executive Annual Incentive Plan” (“EAIP” or “Plan”). The Plan supports TVA’s Compensation Philosophy, which is designed to attract, retain, and engage employees needed to accomplish TVA’s broad mission.

1.2
Purpose. The Plan is designed to encourage and reward TVA officers and other Participants for their performance and contribution to the successful achievement of financial, operational, and individual goals.

This is accomplished by linking a significant element of variable annual compensation to the accomplishment of selected short-term financial, operational, and individual performance standards. The Plan, in conjunction with salary, provides total annual compensation opportunities similar to those found at competing companies, thus assisting TVA in retaining and recruiting executive talent critical to TVA’s success.

2.	DEFINITIONS

Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

2.1	Authorized Parties – The TVA Board of Directors (“Board”), the Chief Executive Officer (“CEO”), or the delegates of either the Board or the CEO.

2.2
Corporate Multiplier – Adjustment to EAIP Award based on the consideration of certain corporate factors and events that are significant during the Performance Cycle but not included or captured by the Corporate Performance Measures and Goals.

2.3	Corporate Performance Goals – The annual goals established for each Corporate Performance Measure.

2.4	Corporate Performance Measures – The specific metrics used to measure performance at the corporate level.

2.5	EAIP Award – Actual dollar amount awarded to a Participant under the EAIP.

2.6	EAIP Incentive Opportunity – Award opportunity expressed as a percent of the Participant’s salary.

2.7	Individual Performance Multiplier – Adjustment to the EAIP Award based on the Participant’s individual achievements and performance.

2.8	Participant – TVA employees eligible to receive an award under the EAIP.

2.9	Performance Cycle – The period of time over which performance is measured for the purpose of awarding incentives.

2.10	Plan Year – TVA’s fiscal year (October 1 through September 30).

2.11	SBU – A Strategic Business Unit within TVA.

2.12	SBU Performance Goals – The annual goals established for each SBU Performance Measure.

2.13	SBU Performance Measures – The specific metrics used to measure performance at the SBU level.

2.14	Section 409A – Internal Revenue Code Section 409A and the regulations and other binding guidance thereunder.

2.15	Separation from Service – This term and like phrases has the meaning set forth in 26 C.F.R. §1.409A-1(h), as such provision may be amended from time to time.

2.16	Total Cash Compensation – Term used by TVA that includes salary plus EAIP Award.

3.	PARTICIPATION
An Authorized Party shall approve individual employees as Participants.
Eligibility is limited to officers and key managers serving in jobs within the Officer/Executive pay band.

4.	PERFORMANCE CYCLE
The EAIP performance cycle follows TVA’s fiscal year (October 1 through September 30).

5.	PERFORMANCE MEASURES AND GOALS
The Plan incorporates the use of performance measures that focus primarily on the achievement of TVA’s short-term financial and/or operational goals which focus on key areas essential for the achievement of TVA’s strategic objectives. Performance measures and goals are evaluated over the one-year period of the Performance Cycle. Performance measures, performance measure weighting, and the identification of performance goals for each performance measure will be established for each Performance Cycle in accordance with reservations and delegations of authority under the TVA Compensation Plan and communicated by an Authorized Party.
Performance measures, goals, and metrics must be set within the first 90 days of the Performance Cycle and cannot change after the first 90 days of the Performance Cycle. Performance measures and goals, and the results of the performance measures and goals, are approved for each Performance Cycle by the TVA Board.

5.1
Corporate Performance Measures and Goals. The Plan uses Corporate Performance Measures and Goals, which focus on key areas essential for the achievement of TVA’s strategic objectives. Participants who are employed in organizations which are not tied to a specific set of SBU Performance Measures and Goals, will have EAIP Awards determined based on the achievement of Corporate Performance Measures and Goals.

5.2
SBU Performance Measures and Goals. The Plan also uses SBU Performance Measures and Goals, which focus on key areas essential for top performance in identified SBUs. These measures will be focused on a balance among responsibility, rates, and reliability. Achievement of the SBU Performance Measures and Goals is used in the determination of EAIP Awards for all Participants in TVA organizations which have SBU Performance Measures and Goals. The SBU Performance Measures and Goals for each SBU will vary depending on the type of organization and its particular goals within TVA’s strategic objectives.

6.	DETERMINATION OF AWARDS

6.1
Eligibility. To be eligible for an EAIP Award, the Participant must (1) be a TVA employee at the end of the Performance Cycle and (2) have been employed for a minimum of 90 consecutive days during the Performance Cycle. Participants with an annual performance review rating of “Unsatisfactory” are not eligible for an award.

Participants who meet eligibility requirements and fall into one of the following categories will receive a pro-rated award:

•	Employed for less than the full Plan Year

•	Leave Without Pay (“LWOP”) for more than 30 days during the Plan Year (unless LWOP is due to a service-related injury or active military duty)

•	Part-time/hourly
Participants who change their full-time/part-time status during the Performance Cycle will receive an EAIP Award based on their status at the end of the Performance Cycle.

6.2
EAIP Opportunity. Annual EAIP Opportunities for each Participant are established based on market data, level of responsibility, and relationship with other TVA positions in order to ensure a consistent approach among TVA organizations. Annual EAIP Opportunities under the Plan are designed to align each position’s Total Cash Compensation with relevant labor market practices. EAIP Opportunities for each Participant are approved in accordance with the TVA Compensation Plan and the delegations thereunder.

6.3
Scorecard Achievement. Corporate scorecards have goals that are essential to TVA success and may include goals around performance of fleet assets, reliability to customers, TVA’s impact on the environment, and overall financial performance. SBU level scorecards will generally reflect common goals as stated on corporate scorecards at the organization level as well as additional measures specific to the work of the SBU. Each scorecard can result in a payout ranging from 0% to 150% depending on overall TVA and SBU performance.

6.4
Corporate Multiplier. The overall incentive payout may be adjusted based on the consideration of certain corporate factors and events that are significant during the Performance Cycle but not included or captured by the Corporate Performance Measures and Goals. The Board will establish performance goals and measures for the Corporate Multiplier. The Board and CEO will jointly qualitatively assess performance on the Corporate Multiplier measures and determine the final Corporate Multiplier, which will range from zero (0) to one (1), after the end of each fiscal year. The Corporate Multiplier will then be multiplied by the performance results of the Corporate Performance Goals and each set of SBU Performance Goals to determine the EAIP Award payouts for Participants.

6.5
Individual Performance Multiplier. Actual EAIP Awards for each Participant may be adjusted, up or down, by an individual’s supervisor/manager based on an evaluation of the Participant’s individual achievements and performance over the Performance Cycle within a range of 0% to 150%. Final awards for all Participants (other than the CEO) will be approved by the CEO and final awards for the CEO will be approved by the Board.

The total amount spent on EAIP Awards may not increase as a result of applying Individual Performance Multipliers. As a result, for supervisors to modify and increase the EAIP Awards of some Participants, they also must modify and decrease the EAIP Awards of other Participants.

6.6	Award Calculation

6.6.1	EAIP Awards for Participants are calculated as follows:

EAIP Award	=	Salary	X	Position’s EAIP Opportunity %	X	% Corporate/ SBU Achievement (0% - 150%)	X	Corporate Multiplier (0-1.0)	X	Individual Performance Multiplier (0% - 150%)

6.7
Award Adjustment. EAIP Awards may be adjusted further by the Board or the CEO (1) as a result of any unusual or nonrecurring event affecting TVA or the financial statements of TVA, or (2) as a result of changes in business conditions or the business strategy of TVA.

6.8
Change in Position. Awards are based on the Participant’s base salary, the EAIP Opportunity assigned to the Participant’s position, and the scorecard performance of the Participant’s organization. Participants who have a change in salary, incentive opportunity, or scorecard during a Performance Cycle as a result of a change in position or reclassification will have their EAIP Award calculated based on time in each position, salary, incentive opportunity, and/or scorecard during the Performance Cycle.

6.9	Termination Prior to End of Performance Cycle.

6.9.1	Employees who are terminated before the end of the Performance Cycle for the following reasons are not eligible for an EAIP Award:

•	Discharge (DSC)

•	No Fault Separation (NFS)

•	Resignation (RES)

•	Resign in Lieu of Termination (RSL)

•	Retire in Lieu of Termination (RTL)

•	Termination (TER)

6.9.2
Employees who terminate employment with TVA before the end of the Performance Cycle for the following reasons and who meet the other eligibility requirements for an EAIP Award (e.g., employed 90 consecutive days during the Performance Cycle) will receive a pro-rated EAIP Award:

•	Disability Retirement (DIS)

•	Death (DEA)

•	Transfer to Another Federal Agency (FED)

•	Layoff (LAY)

•	Military (MIL)

•	Retirement (RET)

•	Service Related (SRV)

•	End of Temporary Appointment (TMP)

•	Involuntary Reduction-In-Force (IRIF)

•	Voluntary Reduction-In-Force (VRIF)

7.	PAYMENT OF AWARDS
Except in the case of deferral, EAIP Awards will be paid in a lump sum during the first quarter of the next fiscal year following the Plan Year in which the awards are earned, typically late November to early December, but in no event will the EAIP Awards be paid later than December 15. EAIP Awards will be approved by an Authorized Party prior to payment in accordance with the TVA Compensation Plan and the delegations thereunder. Each EAIP Award shall be paid in cash after deducting the amount of applicable federal, state, and local withholding taxes of any kind required by law to be withheld by TVA.

8.	DEFERRAL ELECTION OPTION
Participants may defer the payment of EAIP Awards under the Plan in accordance with the criteria set forth below:

8.1	Eligibility for Deferral for Existing Employees
Participants who are employed by TVA before the performance measures and performance goals for a Performance Cycle have been established may be eligible to elect to defer all or a portion of any eligible EAIP Award for a Performance Cycle to the TVA Deferred Compensation Plan under the following conditions:

8.1.1	The deferral election must be made before the first day of the Performance Cycle;

8.1.2	The deferral election is irrevocable as of the date set forth in Section 8.1.1 above;

8.1.3	The deferral must be made in 25 percent increments of the actual EAIP Award;

8.1.4
Before the deferral election becomes irrevocable, the participant must elect to have deferred amounts paid out upon the Participant’s Separation from Service either (i) in a lump sum or (ii) in 5 or 10 equal annual installments. The first installment will be paid upon the Participant’s Separation from Service, and subsequent installments will be paid on each anniversary thereof; and

8.1.5	The Participant performs services at TVA continuously from the date the Participant’s performance measures and performance goals are established through the date the deferral election is made.

8.2
Eligibility for Deferral for New Hires. Participants who are hired after the performance measures and performance goals for a Performance Cycle have been established and who have not at any time previously been eligible to participate in the Plan or in any other plan required to be aggregated and treated with the Plan as a single plan under Section 409A of the Internal Revenue Code and he regulations and other binding guidance thereunder (“Section 409A”) may be eligible to elect to defer a portion of any eligible EAIP Award for that Performance Cycle to the TVA Deferred Compensation Plan under the following conditions:

8.2.1	The deferral election must be made within thirty (30) days after the date the Participant becomes eligible to participate in the Plan;

8.2.2	The deferral is irrevocable as of the date set forth in Section 8.2.1 above;

8.2.3	The deferral must be made with respect to 25 percent increments of the actual EAIP Award;

8.2.4	The deferral election applies only with respect to compensation paid for services to be performed after the election is made; and

8.2.5
Before the deferral election becomes irrevocable, the Participant must elect to have deferred amounts paid out upon the Participant’s Separation from Service, either (i) in a lump sum or (ii) in 5 or 10 equal annual installments, as elected by the Participant. The first installment will be paid upon the Participant’s Separation from Service, and subsequent installments will be paid on each anniversary thereof.

9.	PLAN ADMINISTRATION

9.1
Authority of Plan Administrator. The Plan shall be administered by the CEO or the designee of the CEO (the “Plan Administrator”) unless otherwise delegated by the Board. Subject to the express provisions of the Plan, the Plan Administrator shall have the power, authority, and sole and exclusive discretion to construe, interpret and administer the Plan, including without limitation, the power and authority to make factual determinations relating to, and correct mistakes in, EAIP Awards and to take such other action in the administration and operation of the Plan as the Plan Administrator deems appropriate under the circumstances, including but not limited to the following:

9.1.1	The Plan Administrator may, from time to time, prescribe forms and procedures for carrying out the purposes and provisions of the Plan.
The Plan Administrator shall have the authority to prescribe the terms of any communications made under the Plan, to interpret and construe the Plan, any rules and regulations under the Plan and to the terms and conditions of any EAIP Award, and answer all questions arising under the Plan, including questions on the proper construction and interpretation of the Plan.

9.1.2
The Plan Administrator may (1) notify each Participant that he or she has been selected as a Participant and (2) obtain from each Participant such agreements and powers and designations of beneficiaries as the Plan Administrator shall reasonably deem necessary for the administration of the Plan.

9.1.3
To the extent permitted by law, the Plan Administrator may at any time delegate such powers and duties to one or more other executives or managers, whether ministerial or discretionary, as the Plan Administrator may deem appropriate, including but not limited to, authorizing the Plan Administrator’s delegate to execute documents on the Plan Administrator’s behalf.

9.2
Determinations by Plan Administrator. All decisions, determinations, and interpretations by the Plan Administrator regarding the Plan, any rules and regulations under the Plan, and the terms and conditions of or operation of any EAIP Award, shall be final and binding on all Participants, beneficiaries, heirs, or other persons holding or claiming rights under the Plan or any EAIP Award. The Plan Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, in making such decisions, determinations, and interpretations including, without limitation, the recommendations or advice of an Authorized Party or any other employee of TVA and such consultants and accountants as it may select.

10.	AMENDMENT OR TERMINATION OF THE PLAN
The Board or the CEO may at any time amend or terminate the Plan without the consent of any Participant, beneficiary, or other person; provided that TVA and the Plan Administrator, after any such termination, shall continue to have full administrative powers to take any and all action contemplated by the Plan which is necessary or desirable and to make payment of any outstanding awards earned by Participants in accordance with the terms of the Plan. No amendment or termination of the Plan may adversely affect, other than as specified in the Plan, any right acquired by any Participant or any beneficiary under an EAIP Award granted before the effective date of such amendment or termination. Upon termination of the Plan, distribution of vested EAIP Awards shall be made to Participants and beneficiaries in the manner and at the time described in Section 7, unless an Authorized Party determines in its sole discretion that all such amounts shall be distributed upon termination of the Plan.

11.	GENERAL PROVISIONS

11.1
TVA Compensation Plan. Approvals regarding awards under the Plan for each Participant, such as the target award opportunity and the amount of actual awards, will be made in accordance with the TVA Compensation Plan and the delegations thereunder.

11.2
Non-Transferability of Rights and Interests. Neither a Participant nor a beneficiary may alienate, assign, transfer or otherwise encumber his or her rights and interests under the Plan. Nor such interest or right to receive a distribution may be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person, and any attempt to do so shall be null and void. In the event of a Participant’s death, the Plan Administrator shall authorize payment of any EAIP Award due a Participant under the Plan to the Participant’s beneficiary.

11.3
Sources of Payments. All EAIP Awards shall be payable out of TVA’s general assets. Each Participant’s or beneficiary’s claim, if any, for the payment of an EAIP Award shall not be superior to that of any general and unsecured creditor of TVA. Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be construed to create a trust of any kind or a fiduciary relationship between TVA and any Participant, beneficiary, or other person. If an error or omission is discovered in any of the determinations, the Plan Administrator shall cause an appropriate equitable adjustment to be made in order to remedy such error or omission.

11.4
Severability. In the event that any provision or portion of the Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of the Plan shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

11.5
Limitation of Rights. Nothing in the Plan shall be construed to give any employee any right to be selected as a Participant or to receive an EAIP Award or to be granted an EAIP Award other than as is provided in this document. Nothing in the Plan or any EAIP Award issued pursuant to the Plan shall be construed to limit in any way the right of TVA to terminate a Participant’s employment at any time, without regard to the effect of such termination on any rights such Participant would otherwise have under the Plan, or give any right to a Participant to remain employed by TVA in any particular position or capacity or at any particular rate of remuneration. During the lifetime of the Participant, only the Participant (or the Participant’s legal representative) may exercise the rights and receive the benefits of any EAIP Award.

11.6
Titles. The titles of the sections herein are included for convenience of reference only and shall not be construed as part of the Plan or have any effect upon the meaning of the provisions hereof. Unless the context requires otherwise, the singular shall include the plural and the masculine shall include the feminine. Such words as “herein,” “hereafter,” “hereof,” and “hereunder” shall refer to this instrument as a whole and not merely to the subdivision in which such words appear.

11.7
Governing Law. TVA is a corporate agency and instrumentality of the United States and the Plan shall be governed by and construed under federal law. In the event federal law does not provide a rule of decision for any matter or issue under the Plan, the law of the State of Tennessee shall apply; provided, however, in no event shall Tennessee’s choice of law provisions apply.

11.8
Authorized Representatives. Whenever TVA under the terms of the Plan is permitted or required to do or to perform any act or matter or thing, it shall be done and performed by a duly authorized representative of TVA.

11.9
Certain Rights and Limitations. The establishment of the Plan shall not be construed as conferring any legal rights upon any employee or other person for a continuation of employment, nor shall it interfere with the rights of TVA to discharge any employee and to treat any employee without regard to the effect that such treatment might have upon that employee as a Participant in the Plan.

11.10
Compliance with Section 409A. At all times, to the extent Section 409A applies to amounts deferred under the Plan: (i) the Plan shall be operated in accordance with the requirements of Section 409A; (ii) any action that may be taken (and, to the extent possible, any action actually taken) by an Authorized Party and the Participants or their beneficiaries shall not be taken (or shall be void and without effect), if such action violates the requirements of Section 409A; (iii) any provision in the Plan that is determined to violate the requirements of Section 409A shall be void and without effect; and (iv) any provision that is required by Section 409A to appear in the Plan that is not expressly set forth shall be deemed to be set forth herein, and the Plan shall be administered in all respects as if such provision were expressly set forth herein. The payments of EAIP Awards, to the extent no deferral election is made, are intended to be interpreted, operated, and administered in a manner consistent with the short-term deferral exemption from Section 409A.

11.11
Tax Withholding. TVA is authorized to withhold from any EAIP Award taxes due or potentially payable in connection with any transactions involving the Plan, and to take any other actions TVA may deem advisable to allow TVA to satisfy obligations for the payment of withholding taxes and other tax obligations related to any EAIP Award.

IN WITNESS WHEREOF, this instrument has been executed as of the 28th day of September, 2015.
Tennessee Valley Authority

By:     /s/ William D. Johnson
William D. Johnson
President and Chief Executive Officer